NEWS RELEASE
FOR IMMEDIATE RELEASE

VITAL SIGNS, INC. ACQUIRES FLUID WARMING TECHNOLOGY.

TOTOWA, N.J., August 15, 2007 -- VITAL SIGNS, INC. (NASDAQ: VITL) today announced the acquisition of Enginivity LLC and its enFlow® IV fluid and blood warmer patented technology. The enFlow® device is a high performance fluid warming system that can be used to deliver flows from KVO to 200 ml/min, using advanced dry heat technology. The enFlow system brings the warming element closer to the patient which reduces heat loss. Maintaining normal body temperature during surgery is an important factor in reducing post-operative infections.

Terry Wall, President and CEO of Vital Signs commented, “The enFlow warmer is an excellent strategic fit for us as it allows us to leverage our sales force’s strength in anesthesia single-use product sales. The addition of the warmer and associated single-patient use cartridges allows us to expand our patient temperature management line and gain access to a $40-45 million domestic market. We plan to introduce enFlow in November.”

Enginivity LLC was purchased for $5.9 Million. Enginivity has introduced its products in several hospitals and has had some sales to the U.S. government. However it had no material revenue in 2006. The Enginivity products have received FDA marketing clearance and CE approval for European markets.

Vital Signs, Inc. and its subsidiaries design, manufacture and market primarily single-use medical products for the anesthesia, respiratory/critical care, interventional cardiology/radiology and sleep/ventilation markets, achieving the number one market share position in five of its major product categories. Vital Signs is ISO 9001 certified and has CE Mark approval for its products. In 2006 Forbes Magazine named Vital Signs, Inc. as “one of the 200 Best Small Companies in America” based on financial criteria.

All statements in this press release (including statements regarding future success in the introduction of a new product line and market receptivity to the product) other than historical statements constitute Forward-Looking Statements under the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from such statements as a result of a variety of factors, , the ability to integrate new subsidiaries, the reaction of competitors and the risk factors referred to by Vital Signs in its Annual Report on Form 10-K for the year ended September 30th, 2006.

VITL-G
FOR FURTHER INFORMATION, CONTACT:	Terry D. Wall, President or
William Craig, Chief Financial Officer
(973) 790-1330
http://www.vital-signs.com